Exhibit 99 13(a)(4)

Change in Independent Registered Public Accounting Firm

On October 25, 2022, Cohen & Company, Ltd. (“Cohen”) was approved as the auditor for Fulcrum Diversified Absolute Return Fund (the “Fund”), a series of Northern Lights Fund Trust IV for the fiscal year ending June 30, 2023. The predecessor auditor to the predecessor fund (Fulcrum Diversified Absolute Return Fund, a series of Trust for Advised Portfolios), was BBD LLP ("BBD"). The Audit Committee of the Board of Trustees approved the replacement of BBD as a result of a reorganization from Trust for Advised Portfolios.

The report of BBD on the financial statements of the Fund as of and for the fiscal years ended June 30, 2022 and June 30, 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended June 30, 2022 and June 30, 2021, and during the subsequent interim period through October 25, 2022: (i) there were no disagreements between the registrant and BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Fund for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The registrant requested that BBD furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter is filed as an exhibit to Form N-CSR.

During the fiscal years ended June 30, 2022 and June 30, 2021, and during the subsequent interim period through October 25, 2022, neither the registrant, nor anyone acting on its behalf, consulted with Cohen on behalf of the Fund regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the Fund’s financial statements, or any matter that was either: (i) the subject of a "disagreement," as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions thereto; or (ii) "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K.

_____________________________________________________________________________

September 8, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Northern Lights Fund Trust IV

File no. 811-23066

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of the Fulcrum Diversified Absolute Return Fund, a series of Northern Lights Fund Trust IV, dated September 8, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP